UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

NXP Semiconductors N.V.

(Name of Issuer)

Ordinary Shares, par value EUR 0.20 per share

(Title of Class of Securities)

N6596X109

(CUSIP Number)

December 7, 2015

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. N6596X109	13G	Page 2 of 35 Pages

1.	Name of Reporting Persons: Blackstone Capital Partners (Cayman) V L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 4,156,503
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 4,156,503
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 4,156,503
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.2%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. N6596X109	13G	Page 3 of 35 Pages

1.	Name of Reporting Persons: Blackstone Capital Partners (Cayman) V-A L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 3,848,209
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 3,848,209
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,848,209
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.1%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. N6596X109	13G	Page 4 of 35 Pages

1.	Name of Reporting Persons: BCP (Cayman) V-S L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 3,296,062
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 3,296,062
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,296,062
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. N6596X109	13G	Page 5 of 35 Pages

1.	Name of Reporting Persons: BCP V Co-Investors (Cayman) L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 7,914,873
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 7,914,873
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,914,873
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 2.3%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. N6596X109	13G	Page 6 of 35 Pages

1.	Name of Reporting Persons: Blackstone Firestone Transaction Participation Partners (Cayman) L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 6,248,154
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 6,248,154
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,248,154
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.8%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. N6596X109	13G	Page 7 of 35 Pages

1.	Name of Reporting Persons: Blackstone Firestone Principal Transaction Partners (Cayman) L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 7,350,770
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 7,350,770
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,350,770
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 2.1%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. N6596X109	13G	Page 8 of 35 Pages

1.	Name of Reporting Persons: Blackstone Family Investment Partnership (Cayman) V-SMD L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 40,285
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 40,285
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 40,285
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. N6596X109	13G	Page 9 of 35 Pages

1.	Name of Reporting Persons: Blackstone Family Investment Partnership (Cayman) V L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 392,641
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 392,641
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 392,641
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.1%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. N6596X109	13G	Page 10 of 35 Pages

1.	Name of Reporting Persons: Blackstone Participation Partnership (Cayman) V L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 27,531
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 27,531
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 27,531
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. N6596X109	13G	Page 11 of 35 Pages

1.	Name of Reporting Persons: Blackstone Management Associates (Cayman) V L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 32,814,571
	6.	Shared Voting Power: -0-
	7.	Sole Dispositive Power: 32,814,571
	8.	Shared Dispositive Power: -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 32,814,571
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 9.5%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. N6596X109	13G	Page 12 of 35 Pages

1.	Name of Reporting Persons: BCP V GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 33,234,743
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 33,234,743
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 9.6%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. N6596X109	13G	Page 13 of 35 Pages

1.	Name of Reporting Persons: Blackstone LR Associates (Cayman) V Ltd.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 33,234,743
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 33,234,743
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 9.6%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. N6596X109	13G	Page 14 of 35 Pages

1.	Name of Reporting Persons: Blackstone Family GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 40,285
	6.	Shared Voting Power: -0-
	7.	Sole Dispositive Power: 40,285
	8.	Shared Dispositive Power: -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 40,285
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. N6596X109	13G	Page 15 of 35 Pages

1.	Name of Reporting Persons: Blackstone Holdings III L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Quebec, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 33,234,743
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 33,234,743
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 33,234,743
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 9.6%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. N6596X109	13G	Page 16 of 35 Pages

1.	Name of Reporting Persons: Blackstone Holdings III GP L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 33,234,743
	6.	Shared Voting Power: -0-
	7.	Sole Dispositive Power: 33,234,743
	8.	Shared Dispositive Power: -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 33,234,743
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 9.6%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. N6596X109	13G	Page 17 of 35 Pages

1.	Name of Reporting Persons: Blackstone Holdings III GP Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 33,234,743
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 33,234,743
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 33,234,743
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 9.6%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. N6596X109	13G	Page 18 of 35 Pages

1.	Name of Reporting Persons: The Blackstone Group L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 33,234,743
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 33,234,743
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 33,234,743
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 9.6%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. N6596X109	13G	Page 19 of 35 Pages

1.	Name of Reporting Persons: Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 33,234,743
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 33,234,743
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 33,234,743
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 9.6%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. N6596X109	13G	Page 20 of 35 Pages

1.	Name of Reporting Persons: Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 33,275,028
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 33,275,028
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 33,275,028
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 9.6%
12.	Type of Reporting Person (See Instructions): IN

Item 1.	(a).	Name of Issuer

NXP Semiconductors N.V. (the “Company”)

	(b).	Address of Issuer’s Principal Executive Offices:

60 High Tech Campus, 5656 AG, Eindhoven, The Netherlands

Item 2(a).		Name of Person Filing

Item 2(b).		Address of Principal Business Office

Item 2(c).		Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i) Blackstone Capital Partners (Cayman) V L.P.

c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands

(ii) Blackstone Capital Partners (Cayman) V-A L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands

(iii) BCP (Cayman) V-S L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands

(iv) BCP V Co-Investors (Cayman) L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(v) Blackstone Firestone Transaction Participation Partners (Cayman) L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(vi) Blackstone Firestone Principal Transaction Partners (Cayman) L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(vii) Blackstone Family Investment Partnership (Cayman) V-SMD L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands

(viii) Blackstone Family Investment Partnership (Cayman) V L.P. c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands

(ix) Blackstone Participation Partnership (Cayman) V L.P. c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands

(x) Blackstone Management Associates (Cayman) V L.P. c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands

(xi) BCP V GP L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xii) Blackstone LR Associates (Cayman) V Ltd. c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: Cayman Islands

(xiii) Blackstone Family GP L.L.C. c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xiv) Blackstone Holdings III L.P. c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: Quebec, Canada

(xv) Blackstone Holdings III GP L.P. c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xvi) Blackstone Holdings III GP Management L.L.C. c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xvii) The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xviii) Blackstone Group Management L.L.C. c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xix) Stephen A. Schwarzman
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: United States

Blackstone Capital Partners (Cayman) V L.P. (“BCP V”) directly holds 4,156,503 Ordinary Shares (as defined below), Blackstone Capital Partners (Cayman) V-A L.P. (“BCP V-A”) directly holds 3,848,209 Ordinary Shares, BCP (Cayman) V-S L.P. (“BCP V-S”) directly holds 3,296,062 Ordinary Shares, BCP V Co-Investors (Cayman) L.P. (“Co-Investors”) directly holds 7,914,873 Ordinary Shares, Blackstone Firestone Transaction Participation Partners (Cayman) L.P. (“BFTPP”) directly holds 6,248,154 Ordinary Shares, Blackstone Firestone Principal Transaction Partners (Cayman) L.P. (“BFPTP”) directly holds 7,350,770 Ordinary Shares, Blackstone Family Investment Partnership (Cayman) V-SMD L.P. (“BFIP V-SMD”) directly holds 40,285 Ordinary Shares, Blackstone Family Investment Partnership (Cayman) V L.P. (“BFIP V”) directly holds 392,641 Ordinary Shares, and Blackstone Participation Partnership (Cayman) V L.P. (“BPP V” and, together with BCP V, BCP V-A, BCP V-S, Co-Investors, BFTPP, BFPTP, BFIP V-SMD and BFIP V, the “Blackstone Funds”) directly holds 27,531 Ordinary Shares.

The general partner of each of BCP V, BCP V-A, BCP V-S, Co-Investors, BFTPP and BFPTP is Blackstone Management Associates (Cayman) V L.P. (“BMA V”). The general partner of BFIP V-SMD is Blackstone Family GP L.L.C.

Blackstone LR Associates (Cayman) V Ltd. (“BLRA”) and BCP V GP L.L.C. are the general partners of each of BMA V, BFIP V and BPP V. Blackstone Holdings III L.P. is the sole member of BCP V GP L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Mr. Schwarzman is director and controlling person of BLRA. Blackstone Family GP L.L.C. is controlled by its founding member, Mr. Schwarzman.

Each such Reporting Person may be deemed to beneficially own the Ordinary Shares beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than the Blackstone Funds to the extent they directly hold Ordinary Shares) is the beneficial owner of Ordinary Shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such Ordinary Shares. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 2(d).	Title of Class of Securities:

Ordinary Shares, par value EUR 0.20 per share (the “Ordinary Shares”).

Item 2(e).	CUSIP Number: N6596X109

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

Calculations of the percentage of Ordinary Shares beneficially owned assume that upon the closing of the merger, there were 346,002,862 Ordinary Shares outstanding, based on information provided by the Issuer to the Reporting Persons. As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the Ordinary Shares listed on such Reporting Person’s cover page. As of the date hereof, BCP V directly holds 4,156,503 Ordinary Shares, BCP V-A directly holds 3,848,209 Ordinary Shares, BCP V-S directly holds 3,296,062 Ordinary Shares, Co-Investors directly holds 7,914,873 Ordinary Shares, BFTPP directly holds 6,248,154 Ordinary Shares, BFPTP directly holds 7,350,770 Ordinary Shares, BFIP V-SMD directly holds 40,285 Ordinary Shares, BFIP directly holds 392,641 Ordinary Shares, and BPP V directly holds 27,531 Ordinary Shares.

(b) Percent of class:

As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Common Stock listed on such Reporting Person’s cover page.

(c) Number of Shares as to which the Reporting Person has:

(i) Sole power to vote or to direct the vote:

See each cover page hereof.

(ii) Shared power to vote or to direct the vote:

See each cover page hereof.

(iii) Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv) Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated December 17, 2015

BLACKSTONE CAPITAL PARTNERS (CAYMAN) V L.P.

By: Blackstone Management Associates (Cayman) V L.P., its General Partner

By: BCP V GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE CAPITAL PARTNERS (CAYMAN) V-A L.P.

By: Blackstone Management Associates (Cayman) V L.P., its General Partner

By: BCP V GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BCP (CAYMAN) V-S L.P.

By: Blackstone Management Associates (Cayman) V L.P., its General Partner

By: BCP V GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[NXP Semiconductors N.V. – Schedule 13G]

BCP V CO-INVESTORS (CAYMAN) L.P.

By: Blackstone Management Associates (Cayman) V L.P., its General Partner

By: BCP V GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley

BLACKSTONE FIRESTONE TRANSACTION PARTICIPATION PARTNERS (CAYMAN) L.P.

By: Blackstone Management Associates (Cayman) V L.P., its General Partner

By: BCP V GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley

BLACKSTONE FIRESTONE PRINCIPAL TRANSACTION PARTNERS (CAYMAN) L.P.

By: Blackstone Management Associates (Cayman) V L.P., its General Partner

By: BCP V GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) V-SMD L.P.

By: Blackstone Family GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[NXP Semiconductors N.V. – Schedule 13G]

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) V L.P.

By: BCP V GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE PARTICIPATION PARTNERSHIP (CAYMAN) V L.P.

By: BCP V GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE MANAGEMENT ASSOCIATES (CAYMAN) V L.P

By: BCP V GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BCP V GP L.L.C

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[NXP Semiconductors N.V. – Schedule 13G]]

BLACKSTONE LR ASSOCIATES (CAYMAN) V LTD.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE FAMILY GP L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III L.P.

By: Blackstone Holdings III GP L.P., its General Partner

By: Blackstone Holdings III GP Management L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP L.P.

By: Blackstone Holdings III GP Management L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[NXP Semiconductors N.V. – Schedule 13G]

THE BLACKSTONE GROUP L.P.

By: Blackstone Group Management L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

STEPHEN A. SCHWARZMAN

/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman

[NXP Semiconductors N.V. – Schedule 13G]

Exhibit A

JOINT FILING AGREEMENT

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”) the undersigned hereby agree to the joint filing of Blackstone Capital Partners (Cayman) V L.P., Blackstone Capital Partners (Cayman) V-A L.P., BCP (Cayman) V-S L.P., Blackstone Family Investment Partnership (Cayman) V-SMD L.P., Blackstone Family Investment Partnership (Cayman) V L.P., Blackstone Participation Partnership (Cayman) V L.P., BCP V Co-Investors (Cayman) L.P., Blackstone Firestone Transaction Participation Partners (Cayman) L.P., Blackstone Firestone Principal Transaction Partners (Cayman) L.P., Blackstone Management Associates (Cayman) V L.P., Blackstone Family GP L.L.C., BCP V GP L.L.C., Blackstone LR Associates (Cayman) V Ltd., Blackstone Holdings III L.P., Blackstone Holdings III GP L.P., Blackstone Holdings III GP Management L.L.C., The Blackstone Group L.P., Blackstone Group Management L.L.C. and Stephen A. Schwarzman, on behalf of each of them of any filing required by such party under Section 13 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with respect to securities of NXP Semiconductors N.V., a Netherlands company, and further agree to the filing, furnishing, and/or incorporation by reference of this Agreement as an exhibit thereto. Each of them is responsible for the timely filing of such filings and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 17th day of December 2015.

BLACKSTONE CAPITAL PARTNERS (CAYMAN) V L.P.

By: Blackstone Management Associates (Cayman) V L.P., its General Partner

By: BCP V GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[NXP Semiconductors N.V. – Joint Filing Agreement]

BLACKSTONE CAPITAL PARTNERS (CAYMAN) V-A L.P.

By: Blackstone Management Associates (Cayman) V L.P., its General Partner

By: BCP V GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BCP (CAYMAN) V-S L.P.

By: Blackstone Management Associates (Cayman) V L.P., its General Partner

By: BCP V GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BCP V CO-INVESTORS (CAYMAN) L.P.

By: Blackstone Management Associates (Cayman) V L.P., its General Partner

By: BCP V GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name: John G. Finley

BLACKSTONE FIRESTONE TRANSACTION PARTICIPATION PARTNERS (CAYMAN) L.P.

By: Blackstone Management Associates (Cayman) V L.P., its General Partner

By: BCP V GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name: John G. Finley

[NXP Semiconductors N.V. – Joint Filing Agreement]

BLACKSTONE FIRESTONE PRINCIPAL TRANSACTION PARTNERS (CAYMAN) L.P.

By: Blackstone Management Associates (Cayman) V L.P., its General Partner

By: BCP V GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) V-SMD L.P.

By: Blackstone Family GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) V L.P.

By: BCP V GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE PARTICIPATION PARTNERSHIP (CAYMAN) V L.P.

By: BCP V GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[NXP Semiconductors N.V. – Joint Filing Agreement]

BLACKSTONE MANAGEMENT ASSOCIATES (CAYMAN) V L.P

By: BCP V GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BCP V GP L.L.C

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE LR ASSOCIATES (CAYMAN) V LTD.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE FAMILY GP L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III L.P.

By: Blackstone Holdings III GP L.P., its General Partner

By: Blackstone Holdings III GP Management L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[NXP Semiconductors N.V. – Joint Filing Agreement]

BLACKSTONE HOLDINGS III GP L.P.

By: Blackstone Holdings III GP Management L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.

By: Blackstone Group Management L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

STEPHEN A. SCHWARZMAN

/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman

[NXP Semiconductors N.V. – Joint Filing Agreement]